-------------------------------------------------------------------------------

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement          [_Confidential,]for Use of the
[X]Definitive Proxy Statement             Commission Only (as Permitted by
[_]Definitive Additional Materials        Rule 14a-6(e)(2))
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          Essex Property Trust, Inc.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
  -----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
  -----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  -----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
  -----------------------------------------------------------------------------

(5) Total fee paid:
  -----------------------------------------------------------------------------

   [_]Fee paid previously with preliminary materials.
  -----------------------------------------------------------------------------

   [_]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  -----------------------------------------------------------------------------

(1) Amount Previously Paid:
  -----------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
  -----------------------------------------------------------------------------

(3) Filing Party:
  -----------------------------------------------------------------------------

(4) Date Filed:
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

                           ESSEX PROPERTY TRUST, INC.
                             925 East Meadow Drive
                          Palo Alto, California 94303

                                                                   April 6, 1999

Dear Stockholder:

   You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Essex Property Trust, Inc., a Maryland corporation (the "Company"), to be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on April 27, 1999, at 10:00 a.m., local time.

   The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

   Please use this opportunity to take part in the Company's affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

   We look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ Keith R. Guericke
                                        Keith R. Guericke
                                        Vice Chairman of the Board, Chief
                                        Executive Officer and President

                          ESSEX PROPERTY TRUST, INC.
                   Notice of Annual Meeting of Stockholders
                           To Be Held April 27, 1999

   The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), will be held at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, on April 27, 1999, at 10:00 a.m., local time, to consider and vote upon the following proposals:

     1. Election, by the holders of the Common Stock, of the following four Class II directors of the Company to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified: David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith, Jr.;

     2. Election, by the holders of the Preferred Stock, of the following Class I director to serve until the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified: Gregory J. Hartman;

     3. Ratification, by the holders of the Common Stock, of the appointment of KPMG Peat Marwick LLP as the independent public auditors for the Company for the year ending December 31, 1999; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on March 10, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ Keith R. Guericke
                                          Keith R. Guericke
                                          Vice Chairman of the Board,
                                          Chief Executive Officer and
                                           President

Palo Alto, California
April 6, 1999

                                Mailed To Stockholders On Or About April 6, 1999

                           ESSEX PROPERTY TRUST, INC.
                              925 E. Meadow Drive
                          Palo Alto, California 94303

                                PROXY STATEMENT

   This Proxy Statement is furnished to (i) the holders (the "Common Stockholders") of the outstanding shares of Common Stock $0.0001 par value (the "Common Stock") of Essex Property Trust, Inc., a Maryland corporation (the "Company"), and (ii) the holders (the "Preferred Stockholders") of the Company's Convertible Preferred Stock, Series 1996A (the "Preferred Stock"), in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies in the accompanying form for use in voting at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on April 27, 1999, at 10:00 a.m., local time, at The Stanford Park Hotel, 100 El Camino Real, Menlo Park California, and any adjournment or postponement thereof. The Common Stockholders and the Preferred Stockholders are sometimes referred to collectively herein as the "Stockholders."

Form of Proxy Card

   This Proxy Statement is accompanied by one of two forms of Proxy Card: one card is for use by the Common Stockholders and the other card is for use by the Preferred Stockholders.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Jordan E. Ritter) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.

   The Company may use the services of Corporate Investor Communications, Inc. to assist in soliciting proxies and, in such event, the Company expects to pay approximately $5,000 for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

   The presence at the Annual Meeting, either in person or by proxy, of Common Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 3 at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of Preferred Stockholders holding a majority of the shares of Preferred Stock outstanding on the Record Date will constitute a quorum for the purpose of approving Proposal 2 at the Annual Meeting. The close of business on March 10, 1999 has been fixed as the record date (the "Record Date") for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 3 (but not on Proposal 2). Each share of Preferred Stock outstanding on the Record Date is entitled to one vote on Proposal 2 (but not on Proposals 1 or 3). As of the Record Date, there were 16,742,616 shares of Common Stock and 1,512,500 shares of Preferred Stock outstanding.

   Shares of Common Stock or Preferred Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect the Common Stock Directors (as defined below). Similarly, the Preferred Stock Director (as defined below) will be elected by the affirmative vote of a plurality of the shares of Preferred Stock present in person or by proxy and entitled to vote. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. Approval of Proposal 3 requires the affirmative vote of a majority of shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 3, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

   Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal 3. The shares of Common Stock represented by properly executed Common Stock proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 3. The shares of outstanding Preferred Stock represented by all properly executed Preferred Stock proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposal 2. The Company does not presently know of any other business which may come before the Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

   The following table sets forth the beneficial ownership of shares of Common Stock and Preferred Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock or Preferred Stock (as indicated), (ii) each director and each of the executive officers named in the Summary Compensation Table below, and (iii) all directors and such executive officers as a group.

   The directors and such executive officers do not own any shares of Preferred Stock.

                                                                                Percentage of Shares
                                                                                   of Common Stock
                                                          Percentage of Shares     Outstanding and
                             Amount and    Percentage of     of Common Stock    Operating Partnership
                              Nature of        Class         Outstanding and    Interests and Shares
Name and Business Address    Beneficial      of Shares    Operating Partnership  of Preferred Stock
of Beneficial Owner        Ownership(1)(2) Outstanding(3)     Interests(4)               (5)
-------------------------  --------------- -------------- --------------------- ---------------------
Common Stock
George M. Marcus(6)(7)...     1,953,187         10.6%             10.4%                  9.5%
 Chairman of the Board of
  Directors
William A.
 Millichap(6)(8).........       794,491          4.6               4.2                   3.9
 Director
Keith R. Guericke(6)(9)..       180,553          1.1                 *                     *
 Vice Chairman of the
  Board, Chief Executive
  Officer and President
Michael J.
 Schall(6)(10)...........       142,874            *                 *                     *
 Director, Executive Vice
  President and Chief
  Financial Officer
David W. Brady(6)(11)....         7,500            *                 *                     *
 Director
Anthony Downs(6)(12).....         3,667            *                 *                     *
 Director
Gregory J.
 Hartman(6)(13)(21)......         2,500            *                 *                     *
 Director
Robert E. Larson(6)(13)..         7,500            *                 *                     *
 Director
Gary P. Martin(6)(14)             7,500            *                 *                     *
 Director
Issie N.
 Rabinovitch(6)(15)......         7,500            *                 *                     *
 Director
Thomas E.
 Randlett(6)(15).........        21,187            *                 *                     *
 Director
Willard H. Smith, Jr.
 (6)(16).................         6,167            *                 *                     *
 Director
All directors and
 executive officers
 as a group
 (12 persons)(17)........     2,335,232         12.5              12.3                  11.3
Cohen & Steers(18).......     2,238,750         13.4              12.0                  11.0
Morgan Stanley, Dean
 Witter,
 Discover & Co. (19).....     1,567,650          9.4               8.4                   7.7
AMVESCAP, PLC(20)........     1,317,108          7.9               7.1                   6.5
Tiger/Westbrook Real
 Estate Fund, L.P., and
 Tiger/Westbrook Real
 Estate Co. L.P.
 Investment Partnership,
 L.P.(21)................     1,789,471          9.8               8.8                   8.8
Preferred Stock
Tiger/Westbrook Real
 Estate Fund, L.P., and
 Tiger/Westbrook Real
 Estate Co. L.P.
 Investment Partnership,
 L.P.(21)................     1,512,500          100%               **                    **

--------
   * Less than 1%.

  ** Not Applicable

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the "Operating Partnership"), which presently aggregate to an approximately 10.1% limited partnership interest. The Company presently has an approximately 89.9% general partnership interest in the Operating Partnership. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests can be exchanged into shares of Common Stock.

 (3) With respect to shares of Common Stock, assumes exchange of the limited partnership interests in the Operating Partnership held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests, vested options or Preferred Stock held by other persons are exchanged or converted into shares of Common Stock and is based on 16,742,616 shares of Common Stock outstanding as of the Record Date.

 (4) Assumes exchange of all outstanding limited partnership interests in the Operating Partnership. Assumes that none of the Preferred Stock held by other persons are converted into shares of Common Stock.

 (5) Assumes exchange of all outstanding limited partnership interests in the Operating Partnership and conversion of all outstanding shares of Preferred Stock into shares of Common Stock.

 (6) The business address of such person is 925 East Meadow Drive, Palo Alto, California 94304.

 (7) Includes 1,145,885 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus' limited partnership interests in the Operating Partnership and in certain other partnerships and 301,494, 15,941, and 43,413 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the Operating Partnership held by The Marcus & Millichap Company ("M&M"), Essex Portfolio Management Company ("EPMC") and GMMS Partners ("GMMS"), respectively. Also includes 155,000 shares of Common Stock held by M&M, 9,200 shares of Common Stock held by GMMS, 176,000 shares of Common Stock subject to an option granted to M&M and exercisable within 60 days of the Record Date, 14,987 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the "M&M 401(k) Plan") 6,667 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 8,000 shares of Common Stock held by Mr. Marcus' children. Mr. Marcus is a principal stockholder of each of M&M and EPMC and a partner in GMMS and may be deemed to own beneficially, and to share the voting and dispositive power of, 701,048 shares of Common Stock (including shares issuable upon exchange of limited partnership interests and options). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, (ii) 6,376 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC and (iii) all limited partnership interests and shares held by GMMS.

 (8) Includes 73,100 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap's limited partnership interests in the Operating Partnership and 301,494, 15,941, and 43,413 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the Operating Partnership held by M&M, EPMC and GMMS, respectively. Also includes 155,000 shares of Common Stock held by M&M, 9,200 shares of Common Stock held by GMMS, 176,000 shares of Common Stock subject to an option granted to M&M and exercisable within 60 days of the Record Date, 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 10,443 shares of Common Stock held in the M&M 401(k) Plan. Mr. Millichap is a principal stockholder of M&M and EPMC and a partner in GMMS and may be deemed to own beneficially, and to share the voting and dispositive power of, 701,048 shares of Common Stock (including shares issuable upon conversion of limited partnership interests and options). Mr. Millichap disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by M&M, (ii) 9,565 shares of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC and (iii) all limited partnership interests and shares held by GMMS.

 (9) Includes 48,115 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke's limited partnership interests in the Operating Partnership, 43,413 shares of Common Stock that may be issued upon exchange of all of the limited partnership interests in the Operating Partnership held by GMMS and 9,200 shares of Common Stock held by GMMS. Also includes 55,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 4,117 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the "Essex 401(k) Plan") and 19,668 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Mr. Guericke is a partner in GMMS and may be deemed to own beneficially, and to share the voting and dispositive power of, 52,613 shares of Common Stock (including shares issuable upon conversion of limited partnership interests). Mr. Guericke disclaims beneficial ownership of 10,865 of such 52,613 shares.

(10) Includes 26,388 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall's limited partnership interests in the Operating Partnership, 43,413 shares of Common Stock that may be issued upon exchange of all of the limited partnership interests in the Operating Partnership held by GMMS and 9,200 shares of Common Stock held by GMMS. Also includes 41,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, 2,806 shares of Common Stock held in the Essex 401(k) Plan, and 15,038 shares of Common Stock issuable upon satisfying certain vesting requirements of the Company's Phantom Stock Plan. Mr. Schall is a partner in GMMS and may be deemed to own beneficially, and to share the voting and dispositive power of 52,613 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Schall disclaims beneficial ownership of 41,748 of such 52,613 shares. Further includes 729 shares of Common Stock held by Mr. Schall's three minor children.

(11) Includes 5,300 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(12) Includes 2,667 shares of Common stock subject to options that are exercisable within 60 days of the Record Date.

(13) Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14) Includes 3,834 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15) Includes 6,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(16) Includes 5,167 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers Capital Management (see "Proposal No. 1. Election of Directors") and he disclaims beneficial ownership of the shares of Common Stock of the Company held by Cohen & Steers Capital Management.

(17) Includes 1,654,336 shares of Common Stock that may be issued upon the exchange of all of the executive officers' and directors' limited partnership interests in the Operating Partnership and 320,834 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(18) As reported on Schedule 13G filed with the SEC on February 8, 1999. Cohen & Steers Capital Management, Inc., an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, has the sole power to vote or direct the vote of 2,005,300 shares and sole dispositive power over 2,238,700 shares of Common Stock. Address: 757 Third Avenue, N.Y., N.Y. 10017.

(19) As reported on Schedule 13G filed with the SEC on February 8, 1999. Morgan Stanley Dean Witter Investment Management, Inc. is a wholly owned subsidiary of Morgan Stanley, Dean Witter & Co. Both entities are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. Morgan Stanley, Dean Witter & Co. has the shared power to vote and direct the vote of 1,147,000 shares and shared dispositive power over 1,567,650 shares. Morgan Stanley Dean Witter Investment Management, Inc. has the shared power to vote and direct the vote of 739,500 shares and shared dispositive power over 1,160,150 shares. Addresses: Morgan Stanley, Dean Witter & Co., 1585 Broadway, New York, New York 10036. Morgan Stanley Dean Witter Investment Management, Inc., 1221 Avenue of the Americas, New York, New York.

(20) As reported on Schedule 13G filed with the SEC on February 8, 1999. AMVESCAP, PLC is the parent company of AVZ, Inc., AIM Management Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., and INVESCO Realty Advisors, Inc. These subsidiaries have the shared power to vote and direct the vote of 1,317,108 shares and shared dispositive power over 1,317,108 shares.
     Address: AMVESCAP PLC, 11 Devonshire Square, London EC2M 4YR, England.

(21) The business address of such entities is c/o Westbrook Partners, LLC, 345 California Street, Suite 3450, San Francisco, California 94104. The shares of Preferred Stock held by such entities are all the outstanding shares of Preferred Stock and are convertible at the option of the holder into an aggregate of 1,730,857 shares of Common Stock. As of the Record Date, 87,500 shares of Preferred Stock have been converted into 100,000 shares of Common Stock.

                                PROPOSAL NO. 1

                      ELECTION OF COMMON STOCK DIRECTORS

   The Company's Charter provides that the Preferred Stockholders have the right to elect, separately as a class, one member of the Board of Directors annually and that the Common Stockholders have the right to elect the remaining directors. The Company's Charter divides the directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has twelve directors, eleven of whom are Common Stock Directors, and one of whom, Gregory J. Hartman, is a Preferred Stock Director and is a Class I director. The eleven Common Stock Directors presently are as follows: Keith R. Guericke, Issie N. Rabinovitch and Thomas
E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith who are classified as Class II directors; George M. Marcus, Gary P. Martin, William A. Millichap and Anthony Downs who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the Annual Meetings of Stockholders to be held in 2001, 1999 and 2000, respectively, and until such directors' respective successors are elected and qualified or until any such directors' earlier resignation or removal. The term of Gregory J. Hartman expires at the Annual Meeting of Stockholders to be held in 1999, and until such director's successor is elected and qualified or until such director's earlier resignation or removal.

   At the Annual Meeting, the Common Stockholders will elect four directors (collectively, the "Common Stock Directors"): if elected, nominees David W. Brady, Robert E. Larson, Michael J. Schall and Willard H. Smith will serve as Class II directors for three-year terms. The Class II directors will serve until the Annual Meeting of Stockholders to be held in 2002 and until such directors' respective successors are elected and qualified or until such directors' earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

   The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a Common Stock Director. For purposes of the election of Common Stock Directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

   Certain information about each of such nominees is furnished below.

   David W. Brady, Director, is Associate Dean for Academic Affairs and has been a Professor of Political Science at the Graduate School of Business at Stanford University, Palo Alto, California since 1988. He is the Bowen H. and Janice Arthur McCoy Professor of Political Science and Ethics and was a John
M. Olin Faculty Fellow at Stanford University during 1988 and 1989. From 1982 to 1987, Professor Brady was Herbert S. Autry Professor at the Department of Political Science at Rice University in Houston, Texas. Professor Brady served as Acting Dean of the School of Social Sciences, Rice University from 1984 to 1985, Associate Chair of the Department of Political Science, Stanford University from 1988 to 1990, and Area Coordinator, Political Economy, Graduate School of Business, Stanford University in 1990. Professor Brady has written numerous books and was awarded in 1989 the Richard F. Fenno Award for Best Book of Legislative Studies. Professor Brady received his Bachelor of Science degree from Western Illinois University in 1963, and Master's and Doctorate degrees from the University of Iowa in 1967 and 1970, respectively.

   Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Professor Larson currently serves as a director of Enterprise Link Technology Corporation, Myelos Corporation, Orion Instruments, Inc., OsteoBiologics, Inc., Poseidon Technology, Inc., Skye Investment Advisors, Televideo Systems, Inc., and TriVida Corporation. He is also Chairman of the Board of Simpler Energy, Inc., Pharmalytics, Inc., Open Systems Control, Inc. and CAST Enterprises, Inc., a joint venture in the People's Republic of China. Prior to 1983, Professor Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronic Engineers in 1982. Professor Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master's and Doctorate degrees from Stanford University in 1961 and 1964, respectively.

   Michael J. Schall, Director, is the Executive Vice President and Chief Financial Officer of the Company and is responsible for the overall management and control of the Company's financial matters, including investor relations and reporting. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company's predecessor, Essex Property Corporation, in which capacity he was responsible for accounting for multiple investment entities, arranging both permanent and construction financing and developing a wide range of corporate borrowing relationships. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. In 1979, Mr. Schall received his Bachelor of Science degree from the University of San Francisco. Mr. Schall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

   Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith's primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies' capital structure and equity requirements, placing offerings with Merrill Lynch's retail and institutional client base, and assessing the market's demand for potential equity security offerings. Mr. Smith is also a Board Member of the Cohen & Steers Realty Shares, the Cohen & Steers Realty Income Fund, the Cohen & Steers Special Equity Fund, Inc., the Cohen & Steers Total Return Realty Fund and the Cohen & Steers Equity Income Fund. He is also a Board member of Highwoods Properties, Inc. and Realty Income Corporation, which are both REITS. Recently, Mr. Smith joined the Board of Directors of Willis Lease Finance Corporation. Prior to joining Merrill Lynch, Mr. Smith worked at F. Eberstadt & Co. from 1971 to 1979. A member of NAREIT, Mr. Smith received his Bachelor of Science degree in Business Administration, and Bachelor of Science degree in Industrial Engineering from the University of North Dakota in 1959 and 1960, respectively.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                       THE COMMON STOCKHOLDERS VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                       DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

                                                                First   Term
   Name and Position                                       Age Elected Expires
   -----------------                                       --- ------- -------
   George M. Marcus.......................................  57  1994    2000
     Chairman of the Board
   William A. Millichap...................................  55  1994    2000
     Director
   Keith R. Guericke......................................  50  1994    2001
     Vice Chairman of the Board,
     Chief Executive Officer and President
   Michael J. Schall......................................  41  1994    1999
     Director, Executive Vice President and
     Chief Financial Officer
   David W. Brady.........................................  58  1994    1999
     Director
   Anthony Downs..........................................  68  1996    2000
     Director
   Gregory J. Hartman.....................................  40  1996    1999
     Director
   Robert E. Larson.......................................  60  1994    1999
     Director
   Gary P. Martin.........................................  51  1994    2000
     Director
   Issie N. Rabinovitch...................................  53  1994    2001
     Director
   Thomas E. Randlett.....................................  56  1994    2001
     Director
   Willard H. Smith, Jr...................................  62  1996    1999
     Director

   Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Common Stock Directors" and below under the caption "Proposal No. 2 Election of Preferred Stock Directors." Biographical information concerning the remaining directors is set forth below.

   George M. Marcus, Chairman of the Board of Directors, is the founder of, and has been the Chairman of, The Marcus & Millichap Company since 1971, Summerhill Homes since 1977, and Essex Property Corporation since 1971. Mr. Marcus is also the Chairman of M&M Projects, Inc. and Marcus & Millichap Real Estate Investment Brokerage Company. Mr. Marcus was one of the original founders and directors of Plaza Commerce Bank and MidPeninsula Bank, both publicly held financial institutions. Mr. Marcus continues to serve on the board of MidPeninsula Bank. Mr. Marcus is also a member of the Board of Directors of both the National Multi-Housing Council and the Apartment Industry Foundation. He is a member of the Policy Advisory Board of the University of California at Berkeley's Center for Real Estate and Urban Economics, the Urban Land Institute, the National Real Estate Index Advisory Committee, the Bay Area Council and the California Housing Council. He graduated from San Francisco State University with a Bachelor of Science degree in Economics in 1965; he was honored as alumnus of the year in 1989. Mr. Marcus is also a graduate of the Harvard University Executive Management Program and the Georgetown University Leadership Program.

   William A. Millichap, Director, has been President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company since 1984. Mr. Millichap joined G.M. Marcus &

Company in 1971 as one of its first sales associates and became a regional manager in 1974. In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company. Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively. He is also Chairman of Marcus & Millichap Corporate Real Estate Services and a director of AllApartments, Inc. Mr. Millichap is a licensed real estate broker, a member of the International Council of Shopping Centers and serves on the Board of Directors of the California Housing Council and the National Multi-Housing Council. Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965. Prior to becoming affiliated with Mr. Marcus in 1971, he served in the United States Navy.

   Keith R. Guericke, Vice Chairman of the Board, is the Company's President and Chief Executive Officer and oversees the day-to-day operations and administration of the Company. Mr. Guericke joined the Company's predecessor, Essex Property Corporation, in 1977. Since that time, he has actively participated in the acquisition, development, management and disposition of multifamily, retail and office properties. Prior to joining Essex Property Corporation, Mr. Guericke was with Kenneth Leventhal & Company in San Francisco. He received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the American Institute of Certified Public Accountants, the Urban Land Institute, and the National Multi-Housing Council.

   Anthony Downs, Director, is a Senior Fellow at the Brookings Institution in Washington, D.C. Brookings is a private, non-profit research organization specializing in public policy studies. Before that, he was for 18 years a member and then Chairman of Real Estate Research Corporation, a nationwide consulting firm advising private and public decision-makers on real estate investment, housing policies and urban affairs. He has served as a consultant to many of the nation's largest corporations, to major developers, to dozens of government agencies at local, state and national levels (including the Department of Housing and Urban Development and the White House), and to many private foundations. He is currently serving as a consultant for The Marcus & Millichap Company. From 1967, when President Johnson appointed him to the National Commission on Urban Problems, to 1989, when HUD Secretary Jack Kemp appointed him to HUD's Advisory Commission on Regulatory Barriers to Affordable Housing, he has been an advisor to HUD Secretaries of both parties. He is also a director or trustee of the Massachusetts Mutual Life Insurance Company, the Pittway Corporation, General Growth Properties, Inc., Bedford Properties, Inc., the NAACP Legal and Educational Defense Fund, Inc., the Urban Land Institute, the National Housing Partnerships Foundation, the Urban Institute and Penton Media, Inc.. Dr. Downs received a Ph.D. in economics from Stanford University, and is the author or co-author of 15 books and over 400 articles.

   His latest books from Brookings are Stuck in Traffic (1992) and New Visions for Metropolitan America (1994). Dr. Downs is a frequent speaker on real estate economics, housing, urban policies and other topics. He has made over 1,000 speeches to hundreds of organizations of all types.

   Gary P. Martin, Director, is Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. He served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market. From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union. From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983. Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. Mr. Martin currently serves on the Board of Directors of the Emergency Housing Consortium. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

   Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1990 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1990, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch presently serves on the Board of Directors of Instashred Security Systems, Inc. He received a Bachelor of Science degree from McGill University in 1967 and a Master's of Business Administration degree from Harvard University in 1970.

   Thomas E. Randlett, Director, is a certified public accountant and has been a principal at the Law & Economics Consulting Group, Inc. since 1992. Prior to becoming a principal, Mr. Randlett was employed as an affiliated expert. The firm's professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a partner and senior real estate specialist for Peat Marwick Main & Co. in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990. Mr. Randlett is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants. He received a Bachelor of Arts degree from Princeton University in 1966.

Meetings and Committees of the Board of Directors

   During 1998, the Board held eight (8) meetings (in person, telephonically or by written consent). No director attended (whether in person, telephonically or by written consent) less than 75% of the total number of the meetings of the Board and meetings of the committee of the Board on which he served. The Board has five committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Stock Incentive Plan Committee and the Pricing Committee.

   The Board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to recommend nominations, the Board will consider recommendations from stockholders, which should be addressed to Jordan E. Ritter, the Company's General Counsel, at the Company's address set forth above.

   The Executive Committee presently consists of Messrs. Guericke, Marcus, Randlett and Hartman. The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) eight (8) times during 1998.

   The Audit Committee presently consists of Messrs. Brady, Hartman, Martin, and Randlett. The Audit Committee recommends the appointment of a firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports, takes such action as may be deemed appropriate with respect to such audit reports and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls. The Audit Committee met (in person, telephonically or by written consent) twice during 1998.

   The Compensation Committee presently consists of Messrs. Larson, Marcus and Rabinovitch. The Compensation Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee met (in person, telephonically or by written consent) twice during 1998.

   The Stock Incentive Plan Committee presently consists of Messrs. Larson, Martin and Rabinovitch. The Stock Incentive Plan Committee administers the Essex Property Trust, Inc. 1994 Stock Incentive Plan, as amended (the "1994 Stock Incentive Plan"), and the Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan, including the authority to issue stock and grant and to amend options thereunder, and to report to the Board regarding those plans from time to time, or whenever called upon to do so. The Stock Incentive Plan Committee met (in person, telephonically or by written consent) four (4) times during 1998.

   The Pricing Committee presently consists of Messrs. Guericke, Schall, and Hartman. The Pricing Committee establishes the price at which the Company's securities will be offered to the public in public offerings of the Company's securities. The Pricing Committee did not meet during 1998.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee and the Stock Incentive Plan Committee were formed in June 1994. No interlocking relationship existed in 1998 or presently exists between any member of the Company's Compensation Committee, Stock Incentive Plan Committee or Board of Directors on the one hand and another company's compensation committee, stock incentive plan committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled "Certain Relationships and Related Transactions."

Compensation of Directors

   Each independent director, Messrs. Brady, Downs, Larson, Martin, Rabinovitch, Randlett and Smith, receives a meeting fee of $500 for each Board of Directors meeting attended. Such directors are also paid $500 for attending a committee meeting if such meeting is not held on the same day as a meeting of the Board of Directors. In addition to the $500 meeting fee, Mr. Smith received a fee of $20,000 in 1998 for consulting services performed by Mr. Smith for the Company.

   Each independent director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option pursuant to the Company's 1994 Stock Incentive Plan. In the event of a change in control of the Company, the Board may unilaterally cancel a director option as of any date to the extent then unexercised after advance written notice to each affected director.

   In 1998, Mr. Millichap and each independent director received a grant of an option to purchase 2,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such option pursuant to the Company's 1994 Stock Incentive Plan. In 1998, Mr. Marcus, the Company's Chairman, received an option to purchase 2,500 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant.

Relationships Among Directors or Executive Officers

   There are no family relationships among any of the directors or executive officers of the Company.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation

   The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and the other executive officer of the Company (collectively, the "Named Executive Officers") for the years ended December 31, 1996, 1997 and 1998.

                          Summary Compensation Table

                                                 Long Term Compensation
                             Annual     -----------------------------------------
                          Compensation                   Awards
                         -------------- -----------------------------------------
                                                  Restricted       Securities
                                                    Stock       Underlying Stock
Name and Position        Year Salary($) Bonus($) Awards($)(1)  Options/SARs(#)(2)
-----------------        ---- --------- -------- ------------  ------------------
Keith R. Guericke....... 1998 $250,000       --    $200,000(3)          --
  Vice Chairman of the
   Board,                1997  100,000  $125,000    150,000(4)       55,000
  Chief Executive
   Officer and President 1996  100,000       --     225,000(5)          --

Michael J. Schall....... 1998 $215,000       --    $150,000(3)          --
  Director, Executive
   Vice President        1997  100,000    90,000    125,000(4)       45,000
  and Chief Financial
   Officer               1996  100,000       --     165,000(5)          --

--------
(1) Represents phantom stock units which, upon vesting in full, over a five-year period, can be exchanged into an equivalent number of Common Stock shares, or at the Company's option, cash. Prior to vesting, the holder receives cash payments equal in amount and payment date to dividends paid on Common Stock.

(2) In 1997, stock options to acquire shares of Common Stock at an exercise price of $34.25 per share were issued.

(3) Represents the value of phantom stock units granted to Mr. Guericke and Mr. Schall for the 1998 fiscal year. Each unit is deemed to be equivalent in value to one share of Common Stock. The total value of the units is determined by multiplying the closing price of the Company's Common Stock as of the grant date by the number of units granted, which, in the case of Mr. Guericke, was $28.50 per share as of a February 12, 1999 grant date, by 7,018 units granted and, in the case of Mr. Schall, was $28.50 per share as of a February 12, 1999 grant date, by 5,263 units granted.

(4) Represents the value of phantom stock units granted in 1998 to Mr. Guericke and Mr. Schall for the 1997 fiscal year. Each unit is deemed to be equivalent in value to one share of Common Stock. The total value of the units is determined by multiplying the closing price of the Company's Common Stock as of the grant date by the number of units granted, which, in the case of Mr. Guericke, was $30.06 per share as of a December 16, 1998 grant date, by 4,990 units granted and, in the case of Mr. Schall, was $30.06 per share as of a December 16, 1998 grant date, by 4,158 units granted.

(5) Represents the value of phantom stock units granted on January 1, 1997 to Mr. Guericke and Mr. Schall. Each unit is deemed to be equivalent in value to one share of Common Stock. The total value of the units is determined by multiplying the closing price of the Company's Common Stock on December 31, 1996, which was $29.375 per share, by 7,660 units in the case of Mr. Guericke, and by 5,617 units in the case of Mr. Schall.

                       OPTION GRANTS IN LAST FISCAL YEAR

   There were no stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1998.

                          LONG-TERM INCENTIVE AWARDS

   On February 12, 1999, the Company granted Phantom Stock Units for the 1998 fiscal year to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President, and Michael Schall, Director, Executive Vice President and Chief Financial Officer.

                             Number of Shares, Units Performance or Other Period
   Name                       or Other Rights(#)(1)  Until Maturation or Payout
   ----                      ----------------------- ---------------------------
   Keith R. Guericke........          7,018                January 1, 2004
   Michael J. Schall........          5,263                January 1, 2004

--------
(1) Represents number of units granted under the Company's Phantom Stock Unit Agreements to Mr. Guericke and Mr. Schall. The units granted to Messrs. Guericke and Schall on February 12, 1999 were based on the closing price for the Common Stock on the New York Stock Exchange on February 12, 1999, which was $28.50 per share.

   On December 16, 1998, Phantom Stock Units were granted by the Company for the 1997 fiscal year to Messrs. Guericke and Schall.

                             Number of Shares, Units Performance or Other Period
   Name                       or Other Rights(#)(1)  Until Maturation or Payout
   ----                      ----------------------- ---------------------------
   Keith R. Guericke........          4,990                January 1, 2003
   Michael J. Schall........          4,158                January 1, 2003

--------
(1) Represents number of units granted under the Company's Phantom Stock Unit Agreements to Mr. Guericke and Mr. Schall. The units granted to Messrs. Guericke and Schall on December 16, 1998 were based on the closing price for the Common Stock on the New York Stock Exchange on December 16, 1998, which was $30.06 per share.

   A "unit" or "share" of phantom stock does not represent or entitle the recipient to any equity securities of the Company, but instead involves the creation of an unfunded account for the recipient, the value of which is measured by reference to the value of the Common Stock. The Phantom Stock Units issued to Messrs. Guericke and Schall vest in installments in accordance with the vesting schedule set forth in the Phantom Stock Unit Agreements such that the Phantom Stock Units granted on February 12, 1999 will be fully vested on January 1, 2004, and the Phantom Stock Units granted on December 16, 1998 will be fully vested on January 1, 2003. On or shortly after January 1, 2004, in the case of the February 12, 1999 grants, and January 1, 2003, in the case of the December 16, 1998 grants, the Company will issue to each of Messrs. Guericke and Schall the number of shares of Common Stock (and fractions thereof) equal to the number of Phantom Stock Units then represented under the Phantom Stock Unit Agreements, or at the Company's option, an equivalent amount in cash. In the event of a Change in Control (as defined in the Phantom Stock Unit Agreements), the executive will be paid immediately prior to the effective date of the Change in Control the shares of Common Stock (or equivalent amount of cash, at the Company's option) represented by the number of Phantom Stock Units then represented under the Phantom Stock Unit Agreements.

   The Company shall pay to each of Messrs. Guericke and Schall as of the payment date of each cash dividend with respect to the Common Stock an amount equal to the aggregate dividends payable with respect to the number of shares of Common Stock that are then respectively represented under the Phantom Stock Unit Agreements. If either Mr. Guericke or Mr. Schall terminates his employment relationship with the Company voluntarily prior to January 1, 2004, in the case of the February 12, 1999 grants, and January 1, 2003, in the case of the December 16, 1998 grants, the executive will forfeit the Phantom Stock Units issued under the Phantom Stock Unit Agreements that are not vested at the time of termination. If the executive's termination is due to death, disability (as defined in the Phantom Stock Unit Agreements), a material and adverse change in the executive's position, duties, responsibilities or status, or other involuntary termination of employment, the executive (or his estate) shall be issued the shares of Common Stock or cash to be paid on January 1, 2004, in the case of the February 12, 1999 grants, and on January 1, 2003, in the case of the December 16, 1998 grants, under the Phantom Stock Unit Agreements.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   During the year ended December 31, 1998, the Company's Named Executive Officers did not exercise any of their stock options. The following table sets forth the number of shares of Common Stock covered by the stock options held by each of the Named Executive Officers as of December 31, 1998.

                              Number of Securities                Value of Unexercised
                             Underlying Unexercised               In-the-Money Options
                         Options At Fiscal Year-End (#)         at Fiscal Year-End ($)(1)
                         -----------------------------------    -------------------------
Name                      Exercisable        Unexercisable      Exercisable Unexercisable
----                     ---------------    ----------------    ----------- -------------
Keith R. Guericke.......            55,000              55,000   $451,000     $112,750
Michael J. Schall.......            41,000              44,000    328,000       82,000

--------
(1) Based on the closing price of the Company's Common Stock as reported on the New York Stock Exchange on December 31, 1998 of $29.75 per share.

Compensation Committee Report on Executive Compensation

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

   The Company's Compensation Committee is responsible for developing, administering and monitoring the compensation policies applicable to the Company's executive officers. The Company's Stock Incentive Plan Committee (collectively, with the Compensation Committee, the "Committees") is responsible for the administration of the Company's 1994 Stock Incentive Plan, under which grants may be made to executive officers and other key employees.

   Executive Compensation Philosophy. The Committees believe that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The Committee seeks to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to Company performance. When setting executive officer compensation, the Committees intend to evaluate annually the performance of the Company and to compare the Company's performance and compensation structure with those of other REITs and real estate companies engaged in activities similar to those of the Company.

   Key factors considered by the Compensation Committee in 1998 included growth in funds from operations per share, progress in expanding the Company's development program and success in the Company's ability to identify growing markets consistent with its strategy, and the Company's success in acquiring properties in those markets.

   The Company's compensation program has three principal elements: base salary, performance incentive bonuses and long-term incentive awards.

   Base Salaries and Bonus. The base compensation for the Company's Named Executive Officers in 1998 was established through negotiations between the Company and each Named Executive Officer. The base salaries will be reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common

Stock, and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. Although the Compensation Committee considers these factors in determining base salaries and adjustments thereto, the Compensation Committee anticipates that the analysis will be subjective rather than objective and the weight given such factors may vary from individual to individual.

   Long-Term Incentive Awards. The Stock Incentive Plan Committee grants awards under the 1994 Stock Incentive Plan based on a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, and (v) individual contribution to the success of the Company's financial performance. However, the 1994 Stock Incentive Plan does not provide a formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Stock Incentive Plan Committee's subjective evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

   Deductibility of Compensation. Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's 1994 Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committees believe that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committees' present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws. However, the Committees reserve the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

   Chief Executive Officer Compensation. The base compensation of Keith R. Guericke in 1998 was $250,000, which had been determined through negotiations between the Company and Mr. Guericke. The long-term incentive award for Mr. Guericke for 1998 was determined on the same general basis as discussed above for long-term incentive award grants to executive officers. In 1998, Mr. Guericke received phantom stock units valued at $200,000, which was determined by multiplying the closing price of the Company's Common Stock as of the grant date by the number of phantom stock units issued to Mr. Guericke. Mr. Guericke's base salary and long-term incentive awards will be reviewed by the Committees and adjusted annually based on the criteria for all executive officers discussed above.

                                       COMPENSATION COMMITTEE OF THE BOARD OF
                                        DIRECTORS

                                          GEORGE M. MARCUS
                                          ROBERT E. LARSON
                                          ISSIE N. RABINOVITCH

Stock Price Performance Graph

   Trading of the Company's Common Stock commenced on June 7, 1994 and the initial public offering price per share of the Common Stock on June 7, 1994 was $19.50. The following stock price performance graph compares cumulative total stockholder return on the Company's Common Stock from June 1994 through December 1998 to the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and to the Equity REIT Total Return Index prepared by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company's Common Stock, the S&P 500, and in the NAREIT Equity REIT Total Return Index, on June 7, 1994. The graph also assumes the reinvestment of all dividends.

   IT SHOULD BE NOTED THAT THE FOLLOWING LINE GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

                        [PERFORMANCE GRAPH APPEARS HERE]

                             Period Ending
-------------------------------------------------------------------------------
---------------------------------
 Index     6/7/94   12/31/94   6/30/95   12/31/95   6/30/96   12/31/96   6/30/97   12/31/97   6/30/98   12/31/98
-------------------------------------------------------------------------------
---------------------------------
Essex      100.00      81.87    103.09     114.66    133.28     188.15    211.66     236.69    215.84     214.07
Property
Trust,
Inc.

S&P 500    100.00     101.86    122.44     140.13    154.26     172.17    207.65     229.62    270.29     295.24
NAREIT All 100.00      95.45    100.70     109.98    118.29     151.00    159.99     182.94    173.88     152.53
Equity
REIT
Index

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Marcus & Millichap Real Estate Investment Brokerage Company

   The Marcus & Millichap Real Estate Investment Brokerage Company ("M&M REIBC") is a commercial real estate brokerage firm that is a subsidiary of The Marcus & Millichap Company ("M&M"). Mr. Marcus, the Chairman of the Company, is the Chairman of M&M. In connection with the Company's 1994 initial public offering (the "IPO"), M&M REIBC, Essex Portfolio, L.P. (the "Operating Partnership"), the Company and Essex Management Corporation ("EMC") entered into an agreement (the "Brokerage Agreement") that provides that if the Company or the Operating Partnership enters into a transaction with M&M REIBC in which either of them or a third party pays a brokerage commission to M&M REIBC, a percentage of such commission, reflecting M&M REIBC's net profit, will be discounted or paid to EMC. For brokerage commissions paid to M&M REIBC in 1998, an amount of $12,960 was determined to be payable to EMC pursuant to the Brokerage Agreement. In accordance with the terms of the Brokerage Agreement, the Company submitted the calculation of M&M REIBC's net profit, as defined in such Agreement, to the Company's independent directors for their review.

   In connection with the IPO, the Company, the Operating Partnership, M&M, M&M REIBC and EMC also entered into an agreement, pursuant to which M&M REIBC agreed to provide, for ten years, real estate transaction, trend and other information to the Company and its direct and indirect subsidiaries, including the Operating Partnership and EMC. In return for the right to receive such information, the Company provided M&M, the parent company of M&M REIBC, a one-time grant of options to purchase 220,000 shares of Common Stock at the initial public offering price of $19.50 per share. The option is vesting at a rate of 20% per year over five years beginning one year after the completion of the IPO.

Pathways Loan

   In connection with the IPO, the Operating Partnership repaid the outstanding indebtedness on the Pathways property, which was contributed to the Operating Partnership. In return for such repayment, the Operating Partnership received a note in the amount of $4.8 million from the two partnerships that are co-tenants with the Operating Partnership in the Pathways Property. The note bears interest at 9.0% per annum, has a maturity date of June 2001 and is secured by the co-tenants' interest in the Pathways Property. As of December 31, 1998, the principal balance outstanding under the note was $4,452,000 and no accrued interest was due to the Operating Partnership.

M&M Lease and Property Management

   In June 1994, M&M entered into an agreement with the Company to lease approximately 16,384 square feet of space at the office building housing the Company's headquarters (the "Headquarters Building") at a monthly rent of approximately $45,844, subject to an annual cost of living adjustment. The lease has an initial term of five years, with four successive renewal options of five years each. Pursuant to such lease, for fiscal year 1998, M&M paid the Company an aggregate net lease payment, including common area maintenance expenses, of $833,424.

   The Company, through the Operating Partnership, owns all of the non-preferred voting preferred stock of EMC. During 1998, EMC received approximately $160,057 for property and asset management services for properties that are not owned by the Company but in which Mr. Marcus holds a partial ownership interest. The fees charged by EMC with respect to such properties are comparable to the fees it charges for providing property and asset management services for other properties.

Indebtedness of Management

   On April 15, 1996, December 31, 1996, December 31, 1997 and December 31, 1998 the Operating Partnership made loans to Keith Guericke, Vice Chairman of the Board, Chief Executive Officer and President of the Company, in the amount of $75,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Guericke to pay certain tax liabilities related to Mr. Guericke's ownership of interests in the Operating Partnership. During 1998, the largest amount of the aggregate indebtedness outstanding under the loans was $300,000. As of the Record Date, the entire principal amounts of all the loans were outstanding.

   On April 30, 1996, December 31, 1996, December 31, 1997 and December 31, 1998 the Operating Partnership made loans to Michael J. Schall, Executive Vice President and Chief Financial Officer of the Company, in the amount of $50,000 each. Each loan bears interest at 8% per annum, noncompounded, and are due and payable in full, together with all accrued interest, ten years after the date the loans were made. The loans were made to Mr. Schall to pay certain tax liabilities related to Mr. Schall's ownership of interests in the Operating Partnership. During 1998, the largest amount of the aggregate indebtedness outstanding under the loans was $200,000. As of the Record Date, the entire principal amounts of all the loans were outstanding.

Non-Competition Agreement

   In February 1999, the Company entered into an agreement with Mr. Marcus, its Chairman, which replaces and terminates a non-competition agreement that Mr. Marcus entered into in 1994 in connection with the Company's initial public offering. Under the February 1999 agreement, Mr. Marcus must generally give the company notice of any contract, which he or his affiliates enter into, for the purchase of a multifamily property. If the Company has submitted a written offer for the same property, then the Company at its option may require Mr. Marcus to assign his or his affiliate's contract to the Company.

                                PROPOSAL NO. 2

                     ELECTION OF PREFERRED STOCK DIRECTOR

   The Company's Charter provides that the Preferred Stockholders, voting as a class, have the right to elect one member of the Board of Directors annually, to serve until the next annual meeting of Stockholders and until the director successor is duly elected and qualified.

   At the 1998 Annual Meeting of Stockholders, Mr. Hartman was elected by the Board to serve until the 1999 Annual Meeting of Stockholders. Mr. Hartman is now standing for reelection to the Board.

   At the Annual Meeting, the Preferred Stockholders will elect Mr. Hartman as the Preferred Stock Director. The Board believes that such nominee will stand for election and will serve if elected as a director. However, in the event that he is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                   THAT THE PREFERRED STOCKHOLDERS VOTE FOR
                           THE NOMINEE LISTED BELOW.

   Certain information about the nominee is furnished below. For further information regarding Mr. Hartman, see "Voting Securities and Principal Holders" and "Proposal No. 1. Election of Common Stock Directors-- Directors and Executive Officers."

   Gregory J. Hartman, Director, is a Managing Principal of Westbrook Real Estate Partners, LLC, a national real estate investment and management entity. Prior to joining Westbrook, Mr. Hartman was a co-founder of Milestone Partners, Ltd. and spent seven years with Morgan Stanley Realty. During Mr. Hartman's last two years at Morgan Stanley Realty, he was in charge of that firm's Western U.S. Real Estate Sales and Financing activities. Mr. Hartman is a member of the Urban Land Institute and the University of California at Berkeley's Center for Real Estate and Urban Economics. Mr. Hartman received his A.B. from Dartmouth College in 1980 and an M.B.A. from the Stanford Graduate School of Business in 1984.

                                PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   KPMG Peat Marwick LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 1999. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Board. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors for the fiscal year ending December 31, 1999.

   A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
             THE COMMON STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S
          INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1999

                                 OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

   Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company's 2000 Annual Meeting of Stockholders, a stockholder's notice must be received by the Secretary at the principal executive offices of the Company, no earlier than January 28, 2000 and no later than February 25, 2000. In the event that the date of the 2000 Annual Meeting is advanced to a date before March 28, 2000 or delayed to a date after June 26, 2000, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to the 2000 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2000 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2000 Annual Meeting is first made. A stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

   Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than December 10, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received, the Company believes that during its fiscal year ending December 31, 1998, all Reporting Persons complied with all applicable filing requirements.

Other Matters

   The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ Keith R. Guericke
                                          Keith R. Guericke
                                          Vice Chairman of the Board,Chief
                                           Executive Officer and President

April 6, 1999
Palo Alto, California

                                                                      1321-PS-99

ESSEX PROPERTY TRUST, INC.
        c/o EquiServe
        P.O. Box 8040
        Boston, MA 02266-8040


                           ESSEX PROPERTY TRUST, INC.
                               1998 Achievements

 .       Revenues and net operating income, reported on a same-property basis, increased 8.1% and 12.3%, respectively. These growth rates were among the highest in the multifamily-REIT sector.

 .       Dividends increased 11% in May 1998 while the Company maintained a conservative dividend payout ratio of 68%.

 .       The Company acquired $156 million in multifamily properties concentrated in the Northern and Southern California regions.


                                  DETACH HERE



                                     PROXY


                           ESSEX PROPERTY TRUST, INC.

                             925 EAST MEADOW DRIVE
                          PALO ALTO, CALIFORNIA 94303

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON APRIL 27, 1999


  Keith R. Guericke, Michael J. Schall and Jordan E. Ritter (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Properly Trust, Inc. (the "Company"), to be held on Tuesday, April 27, 1999, at 10:00 a.m. local time, and any adjournments or postponements thereof.

  Election of four directors (or if the nominee is not available for election, such substitute as the Board of Directors or the Proxyholders may designate).
Nominees: DAVID W. BRADY, ROBERT E. LARSON, MICHAEL J. SCHALL and WILLARD H. SMITH, JR.

  SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.


-------------                                                     -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                              SIDE
-------------                                                     -------------

[X]  Please mark
     votes as in
     this example

     The Board of Directors recommends a vote FOR the election of each of the Director Nominees listed on the reverse side and FOR proposal 3.

     Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors and FOR proposal
     3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.



1. Election of Directors (see reverse).





        FOR    [_]        [_]  WITHHELD
        ALL                    FROM ALL
      NOMINEES                 NOMINEES


[_] _______________________________________
    For all nominees except as noted above



2. Proposal 2 is voted on by Preferred Stockholders only.

3. To ratify the appointment or KPMG Peat Marwick LLP as the Company's independent public auditors for 1999.

   FOR          AGAINST         ABSTAIN
   [_]            [_]             [_]



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]


PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:____________ Date:__________   Signature:____________ Date: _________